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                                                                   Exhibit 3.1

                             CERTIFICATE OF INCORPORATION
                                          OF
                              WYNN'S INTERNATIONAL, INC.

                            AS AMENDED THROUGH MAY 7, 1997



     FIRST:  The name of the corporation is
             WYNN'S INTERNATIONAL, INC.

     SECOND: Its registered office in the State of Delaware is located at 32 Loockerman Square, Suite L-100, Kent County, Dover, Delaware. The name and address of its registered agent if The Corporation Trust Company, 32 Loockerman Square, Suite L-100, Dover, Delaware.

     THIRD: The nature of the business or purposes to be transacted or promoted by the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

     FOURTH: The corporation shall be authorized to issue two classes of shares of stock to be designated, respectively, "Common" and "Preferred," the total number of shares which the corporation shall have authority to issue shall be forty million five hundred thousand (40,500,000); the total number of shares of Common Stock shall be forty million (40,000,000) and the par value of each share of Common Stock shall be one dollar ($1.00); and the total number of shares of Preferred Stock shall be five hundred thousand (500,000) and the par value of each share of Preferred Stock shall be one dollar ($1.00).

     The Preferred Stock may be issued from time to time in one or more series. The Board of Directors is hereby expressly vested with authority to fix by resolution or resolutions the designations and the powers, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, including, without limitation, the voting powers, if any, the dividend rate, conversion rights, redemption price, or liquidation preference, of any series of Preferred Stock, and to fix the number of shares constituting any such series, and to increase or decrease the number of shares of any such series (but not below the number of shares thereof then outstanding). In case the number of shares of any such series shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution or resolutions originally fixing the number of shares of such series. The number of authorized shares of any class or classes of stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the stock of the corporation entitled to vote.

     FIFTH: In furtherance and not in limitation of the powers conferred by law, the Board of Directors is expressly authorized to make, alter or repeal the By-Laws of the corporation.

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     SIXTH:  Whenever a compromise or arrangement is proposed between this corporation and its creditors or any class of them and/or between this corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this corporation or of any creditor or stockholder thereof, or on the application of any receiver or receivers appointed for this corporation under the provisions of Section 201 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this corporation under the provisions of Section 279 of Title 8 of the Delaware Code, order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this corporation, as the case may be, and also on this corporation.

     SEVENTH: The corporation reserves the right to amend, alter, change or repeal any provision contained in this certificate in any manner now or hereafter prescribed by law, except as may be limited by paragraph TENTH; and all rights herein conferred upon the shareholders are granted subject to this reservation.

     EIGHTH: The number of directors of the corporation shall be such number as may be fixed from time to time by the By-Laws of the corporation. The directors shall be classified with respect to the time for which they shall severally hold office by dividing them into three classes, each consisting as nearly as possible of one-third of the whole number of the Board of Directors. All directors of the corporation shall hold office until their successors are duly elected and qualified. The directors of the first class shall hold office until the annual meeting of the stockholders of the corporation to be held in 1974 and until their successors are duly elected and qualified; the directors of the second class shall hold office until the annual meeting of the stockholders of the corporation to be held in 1975 and until their successors are duly elected and qualified; and the directors of the third class shall hold office until the annual meeting of stockholders of the corporation to be held in 1976 and until their successors are duly elected and qualified. At each annual meeting of stockholders of the corporation, the successors to the directors whose term shall expire in that year shall be elected to hold office for a term of three (3) years, so that the term of office of one class of directors shall expire in each year.

     NINTH: In the event that it is proposed that this corporation enter into a merger or consolidation with any other corporation and such other corporation and/or its affiliates singly or in the aggregate own or control directly or indirectly shares representing ten percent (10%) or more of the voting power of this corporation, or that this corporation sell, lease or exchange substantially all of its assets or business to or with such other corporation or any affiliate of it, or that such other corporation or any affiliate of it sell, lease or exchange substantially all of its assets or business to or with this corporation, the affirmative vote of the holders of shares

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representing not less than seventy-five percent (75%) of the voting power of this corporation shall be required for the approval of any such proposal; provided, however, that the foregoing shall not apply to any such merger, consolidation or sale of assets or business which was approved by resolutions of the Board of Directors of this corporation prior to the acquisition of the ownership or control of shares representing at least ten percent (10%) of the voting power of this corporation by such other corporation and/or its affiliates, nor shall it apply to any such merger, consolidation or sale of assets or business between this corporation and another corporation of which shares representing fifty percent (50%) or more of the voting power is owned by this corporation. For the purposes hereof, an "affiliate" is any person (including a corporation, partnership, trust, estate or individual) who directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the person specified; and "control" means the possession, directly or indirectly, of the power to direct or cause the direction or management and policies of a person, whether through the ownership of voting securities, by contract, or otherwise.

     TENTH: The amendment of Paragraphs EIGHTH, NINTH and/or TENTH of the Certificate of Incorporation and/or the inclusion in this Certificate of Incorporation of a provision calling for cumulative voting shall require the approval of the holders of shares representing at least seventy-five percent (75%) of the voting power of this corporation.

     ELEVENTH: Meetings of stockholders may be held outside the State of Delaware, if the By-Laws so provide. The books of the corporation may be kept (subject to any provisions of law) outside of the State of Delaware. Elections of directors need not be by ballot unless the By-Laws of the corporation shall so provide.

     TWELFTH: The name and mailing address of the incorporator is Robert L. Pike, 611 West Sixth Street, Los Angeles, California 90017.

     THIRTEENTH: To the fullest extent permitted by the General Corporation Laws of the State of Delaware as the same exists or may hereafter be amended, a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. Any repeal or modification of this Article THIRTEENTH shall not result in any liability for a director with respect to any action or omission occurring prior to such repeal or modification.

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